Exhibit 16(d)

POWER OF ATTORNEY

Each of the undersigned Trustees of JOHCM Funds Trust (the “Trust”) and any series thereof (each, a “Fund”) hereby constitutes and appoints each of Jonathan Weitz, Troy Sheets, and Mary Lomasney and each of them singly, with full powers of substitution and resubstitution, his or her true and lawful attorney, with full power to each of them to sign for him or her, and in his or her name and in the capacities indicated below with respect to the Trust, the Registration Statement on Form N-14 of JOHCM Funds Trust and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and the securities regulators of the appropriate states and territories, granting unto said attorneys full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney or his or her substitute lawfully could do or cause to be done by virtue hereof.

Name	Capacity	Dated as of

/s/ Joseph P. Gennaco Joseph P. Gennaco	Trustee	December 4, 2020

/s/ Barbara A. McCann Barbara A. McCann	Trustee	December 4, 2020

/s/ Kevin J. McKenna Kevin J. McKenna	Trustee	December 4, 2020

/s/ Beth K. Werths Beth K. Werths	Trustee	December 4, 2020

/s/ Nicholas Good Nicholas Good	Trustee	December 4, 2020